Exhibit 99.1
news release

October 13, 2015

Thompson Creek Reports Third Quarter 2015 Production and Sales Results

Denver, Colorado - Thompson Creek Metals Company Inc. (NYSE: TC) (TSX: TCM) (“Thompson Creek” or the “Company”) announced today production and sales results for the three and nine months ended September 30, 2015. Total concentrate production for Mount Milligan for the quarter ended September 30, 2015 was 31.7 thousand dry tonnes, with 16.3 million pounds of payable copper and 53.8 thousand ounces of payable gold, which represents an increase of approximately 1% and a decrease of 11%, respectively, from payable copper and gold production during the third quarter of 2014. Total concentrate production for Mount Milligan for the nine months ended September 30, 2015 was 101.6 thousand dry tonnes, with 51.9 million pounds of payable copper and 159.8 thousand ounces of payable gold, which represents increases of approximately 12% and 17%, respectively, from payable copper and gold production during the first nine months of 2014.

	Q1 2015	Q2 2015	Q3 2015	YTD 2015
Copper and Gold
Mount Milligan Mine
Average Daily Mill Throughput (tonnes)	39,569	44,940	44,077	42,878
Mill Availability (%)	87.3%	91.2%	90.2%	89.6%

Copper ore grade (%)	0.26%	0.28%	0.25%	0.26%
Copper recovery (%)	79.3%	85.5%	76.1%	80.5%
Copper payable production (million lbs)	15.4	20.2	16.3	51.9
Copper sold (million lbs)	14.8	21.2	24.4	60.4

Gold ore grade (g per tonne)	0.63	0.65	0.64	0.64
Gold recovery (%)	66.7%	72.7%	67.3%	69.0%
Gold payable production (000's ounces)	46.1	59.9	53.8	159.8
Gold sold (000's ounces)	36.8	57.9	75.4	170.1

Molybdenum Sold
Company Mines
Molybdenum sold (million lbs)	2.5	0.6	0.6	3.7
Third-Party Sourced	1.8	1.6	2.4	5.8
Total Molybdenum Sold (million lbs)	4.3	2.2	3.0	9.5

For the third quarter of 2015, daily mill throughput averaged 44,077 tonnes and mill availability averaged 90.2%. Recoveries averaged 76.1% for copper and 67.3% for gold. A significant amount of oxidized material was processed during the third quarter which, as expected, adversely impacted recoveries.

Throughput was constrained during the third quarter as a result of SAG screen deck failures due to overloading and associated recirculation issues, together with reduced mill availability caused by scheduled and unscheduled mill shutdowns. In addition to the unscheduled shutdowns to remediate the screen deck failures and other mechanical repairs, mill availability was impacted by scheduled shutdowns to complete maintenance on the primary crusher, reline the ball mills, and perform the annual inspection of the SAG mill motor.

Jacques Perron, President and Chief Executive Officer of Thompson Creek, said, “During the third quarter, our ability to improve throughput continued to be limited by the SAG screen deck. As we attempted to push throughput, we had unexpected issues with the single SAG screen deck, which caused recirculation issues and required us to shut down the mill on several occasions. These issues have been remedied, and as previously disclosed, we plan to install a second SAG discharge screen deck in October, which we believe, will allow us to increase throughput without significant issues. We believe that with these improvements, together with the continuation of secondary crushing of material from our temporary crushing facility, throughput will improve in November and December and it is still our objective to achieve design mill throughput by year-end.”

During the three and nine months ended September 30, 2015, respectively, the Company completed five and twelve shipments of copper and gold concentrate and recognized five and twelve sales, respectively.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a North American mining company. The Company’s principal operating property is its 100%-owned Mount Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia. The Company’s molybdenum assets consist of its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and its Langeloth Metallurgical Facility in Pennsylvania. The Company’s development project is the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; future production, sales, payments from customers, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; statements as to the projected ramp-up of Mount Milligan and other projects, including expected throughput, achievement of design capacities, and timing of the installation of the second SAG screen deck and maintenance shutdowns; and future operating plans and goals.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Francois Perron Renmark Financial Communications Inc. Tel: (416) 644-2020 fperron@renmarkfinancial.com